UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 14, 2017

OPIANT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55330	46-4744124
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

401 Wilshire Blvd., 12th Floor, Santa Monica, CA	90401
(Address of Principal Executive Offices)	(Zip Cope)

(424) 252-4756
Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 14, 2017 (the “Execution Date”), Opiant Pharmaceuticals, Inc., a Nevada corporation (the “Company”), and Renaissance Lakewood, LLC, a limited liability company (“Renaissance”), entered into a Research and Development Agreement (the “Agreement”). Under the Agreement, Renaissance will perform product development work on a naltrexone multi-dose nasal product for the treatment of alcohol use disorder pursuant to the terms set forth in a proposal agreed upon by the parties. Company will bear the costs of all development services, including all raw materials and packaging components, in connection with the performance of the development work under the Agreement and in accordance with financials agreed upon through the proposal. Renaissance will conduct quality control and testing, including non-stability, stability, in-use, raw material, and packaging component testing as part of the services provided to Company under the Agreement. Company shall own all formulations provided to Renaissance and any formulations developed in connection with the Agreement. Renaissance will own all know-how developed in connection with the performance of the services that is not solely related to a product. Company has the right to seek patent protection on any invention or know-how that relates solely to a product developed under the Agreement or any Company formulation, excluding general manufacturing or product development know-how of Renaissance. Company has agreed to indemnify Renaissance in connection with claims arising out of any clinical trials, ownership, testing, use, application, consumption, distribution, marketing or sale of the Product (as defined therein), or any violation or infringement of any patent, copyright or trademark from the use of a Company designated formula, component or artwork related to the Product irrespective of whether the Company had knowledge of such infringement or violation.

The Agreement is effective until terminated by either party in accordance with its terms.  Renaissance or Company may terminate the project under a proposal to the Agreement due to unforeseen circumstances in the development.  The Agreement may be terminated by Company, with or without cause, upon 45 days written notice.  There are also mutual customary termination provisions relating to uncured breaches of material provisions.  Renaissance may terminate the Agreement in the event of bankruptcy of the Company or failure of the Company for a period of 180 consecutive days to use commercially reasonable efforts to undertake or further activities to advance the possibility of the commercialization of a Product.

The Company expects to file the Agreement as exhibits to its Annual Report on Form 10-K for the fiscal year ended July 31, 2017, and intends to seek confidential treatment for certain terms and provisions of the Agreement. The foregoing description is qualified in its entirety by reference to the complete text of the Agreement when filed.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Opiant Pharmaceuticals, Inc. Press Release, dated July 19, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Opiant Pharmaceuticals, Inc.

Date: July 19, 2017	By:	/s/ Roger Crystal
Name: Dr. Roger Crystal
Title: President and Chief Executive Officer